Exhibit 99.1
Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519

FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. HOSTS ANNUAL MEETING OF STOCKHOLDERS

WOODBRIDGE, N.J., May 27, 2020 (GLOBE NEWSWIRE) -- NORTHFIELD BANCORP, INC. (Nasdaq:NFBK), the holding company for Northfield Bank held its Annual Meeting of Stockholders exclusively online on May 27, 2020, at which stockholders re-elected John W. Alexander, Annette Catino, and John P. Connors, Jr. to three-year terms on the Company’s Board of Directors. Stockholders also approved a non-binding advisory resolution approving the executive compensation described in the Proxy Statement and ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

During the meeting, officers discussed the Company’s response to the COVID-19 pandemic, its 2019 and First Quarter 2020 financial results, and corporate strategic objectives. Chairman of the Board John W. Alexander recognized the contributions of retiring Director Patrick E. Scura, Jr. for his over14 years of board service.

An audio webcast of the Northfield Bancorp, Inc. Annual Meeting of Stockholders will be archived for one year at www.virtualshareholdermeeting.com/NFBK2020.

About Northfield Bank

Northfield Bank, founded in 1887, operates 37 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.

Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong.  They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, the effects of the COVID-19 pandemic, including the effects of the steps being taken to address the pandemic and their impact on the Company’s market and employees, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed.  Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.